As filed with the Securities and Exchange Commission on NOVEMBER 28, 2016

 Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE
SECURITIES ACT OF 1933

Differential Brands Group Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	11-2928178 (I.R.S. Employer Identification No.)

1231 S. Gerhart Avenue
Commerce, California	90022
(Address of Principal Executive Offices)	(Zip Code)

DIFFERENTIAL BRANDS GROUP INC. 2016 STOCK INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Differential Brands Group Inc.

Michael Buckley

Chief Executive Officer

1231 S. Gerhart Avenue

Commerce, California 90022

(Name and address of agent for service)

(323) 890-1800

(Telephone Number, including area code, of agent for service)

 Copy to:

Nazim Zilkha

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Tel: (212) 819-8200

Fax: (212) 354-8113

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ◻	Accelerated filer ◻
Non-accelerated filer ◻ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.10 per share (the “Common Stock”)	3,529,109	$3.18	$11,222,566.62	$1,300.70

(1)

Pursuant to the Differential Brands Group Inc. 2016 Stock Incentive Compensation Plan (the “2016 Plan”), a maximum of 3,529,109 shares of the Common Stock of Differential Brands Group Inc. (the “Company”) may be issued under the 2016 Plan. The Company is registering the maximum number of shares of Common Stock issuable under the 2016 Plan on this registration statement on Form S-8. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also includes an indeterminate number of additional shares of the Common Stock that may become issuable under the 2016 Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market LLC on November 22, 2016.

EXPLANATORY NOTE

On October 5, 2016, the board of directors (the “Board”) of Differential Brands Group Inc. (the “Company” or “Registrant”) approved, subject to stockholder approval, the Differential Brands Group Inc. 2016 Stock Incentive Compensation Plan (the “2016 Plan”). At the Company’s 2016 annual meeting of stockholders held on November 7, 2016, the Company’s stockholders approved the 2016 Plan. The Company is filing this registration statement on Form S-8 (this “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 3,529,109 shares of common stock, par value $0.10 per share (the “Common Stock”), of the Company issuable pursuant to the 2016 Plan. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also includes an indeterminate number of additional shares of the Common Stock that may become issuable under the 2016 Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.         Registrant Information and Employee Plan Annual Information.*

____________________________________

*  As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant in the 2016 Plan as may be required by Rule 428(b). Such documents are not required to be and are not being filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to participants will also indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference (other than, for current reports on Form 8-K, information furnished pursuant to Item 2.02 or Item 7.01, including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01):

1.

the Company’s annual report on Form 10-K for the fiscal year ended November 30, 2015, as filed with the SEC on February 29, 2016 (the “Annual Report”), including the portions of the Company’s definitive proxy statement on Schedule 14A filed with SEC on October 17, 2016 incorporated by reference in the Annual Report;

2.

the Company’s quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2016 and September 30, 2016, filed with the SEC on August 16, 2016 and November 14, 2016, and the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2016, as amended, filed with the SEC on August 16, 2016;

3.

the Company’s current reports on Form 8-K filed with the SEC on December 1, 2015, December 30, 2015, January 20, 2016, January 29, 2016, February 3, 2016, May 16, 2016, July 8, 2016, July 19, 2016, August 16, 2016, October 4, 2016 and November 10, 2016 and the Company’s current reports on Form 8-K, as amended, filed with the SEC on March 30, 2016 and September 27, 2016; and

4.

the description of Common Stock in the Company’s registration statement on Form 8-A, File No. 000-18926, filed with the SEC on December 6, 1990 (which incorporates by reference the description of Common Stock that is contained in the Company’s post-effective Amendment No. 6 to Form S-18, File No. 33-25912, filed on November 29, 1990), including all amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which such person is, or is threatened to be made, a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter where such person is adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that indemnification is proper under the circumstances.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Article Ninth of the Company’s Eighth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) states that the Company will indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the Company to the fullest extent allowed by Section 145 of the DGCL. Indemnification is also discussed in Article VIII of the Company’s Amended and Restated Bylaws (the “Bylaws”).

Pursuant to Section 8.1 of the Bylaws, the Company will indemnify and hold harmless to the fullest extent allowed by applicable law (1)(i) any current or former director or officer of the Company, or (ii) any person who, while a director or officer of the Company, currently serves or formerly served at the Company’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity (including service with respect to an employee benefit plan), who (2) was or is party, or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) based on alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent. The indemnification is to cover all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such proceeding. The Company will not indemnify any such indemnitee (1) in any proceeding by the Company against such indemnitee; (2) where the Board determines that indemnification is not available because the officer or director has not met the standard of conduct in Section 145 of the DGCL, or (3) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (i) for breach of the duty of loyalty to the Company or its shareholders, (ii) for the acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 174 of the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The foregoing is only a general summary of certain aspects of the DGCL and the Company’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the Company’s Certificate of Incorporation and Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as part of this Registration Statement or incorporated by reference herein:

3.1
Exhibit Number	Description

3.1	Eighth Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2016).

3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 10, 2016).

5.1	Opinion of White & Case LLP.

10.1	Differential Brands Group Inc. 2016 Stock Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 10, 2016). .

23.1	Consent of White & Case LLP (contained in Exhibit 5.1)

23.2	Consent of Citrin Cooperman & Company, LLP relating to the financial statements of RG Parent LLC and Subsidiaries.

23.3	Consent of Moss Adams LLP.

23.4	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature page hereto).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, California, on November 28, 2016.

DIFFERENTIAL BRANDS GROUP INC.

By:	/s/ Hamish Sandhu
Name:	Hamish Sandhu
Title:	Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lori Nembirkow and Hamish Sandhu and each of them acting individually and with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his name and on his behalf, to do any and all acts and things and to execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable to enable Differential Brands Group Inc. to comply with the Securities Act and any rules, regulations or requirements of the SEC in respect thereof, including, without limitation, the power and authority (i) to sign his name in any and all capacities (including his capacity as a director and/or officer of Differential Brands Group Inc.) to the registration statement on Form S-8 or such other form as may be appropriate and any amendments thereto (including post-effective amendments), to be filed with the SEC registering 3,529,109 shares of common stock, par value $0.10 per share, of Differential Brands Group Inc. reserved for issuance under the Differential Brands Group Inc. 2016 Stock Incentive Plan and to file the same with the SEC and any applicable securities exchange or securities regulatory body; and (ii) to sign the undersigned’s name in any and all capacities (including his capacity as a director and/or officer of Differential Brands Group Inc.) any and all instruments or documents filed as part of or in connection with such registration statement or any amendments thereto (including post-effective amendments) and to file the same with the appropriate authorities; and the undersigned hereby ratifies and confirms all that said attorney-in-fact and agent shall lawfully do or cause to be done by virtue hereof. This power of attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature/Name	Position	Date

/s/ Michael Buckley	Chief Executive Officer and Director (Principal Executive Officer)	November 28, 2016
Michael Buckley

/s/ Hamish Sandhu	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 28, 2016
Hamish Sandhu
/s/William Sweedler	Chairman of the Board of Directors and Director
William Sweedler		November 28, 2016

/s/ Matthew Eby	Director
Mathew Eby		November 28, 2016

/s/ Kelly Hoffman	Director
Kelly Hoffman		November 28, 2016

/s/ Walter McLallen	Director
Walter McLallen		November 28, 2016

/s/ Kent Savage	Director
Kent Savage		November 28, 2016

/s/ Andrew Tarshis	Director
Andrew Tarshis		November 28, 2016

EXHIBIT INDEX

Exhibit Number	Description

3.1	Eighth Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2016).

3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 10, 2016).

5.1	Opinion of White & Case LLP.

10.1	Differential Brands Group Inc. 2016 Stock Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 10, 2016).

23.1	Consent of White & Case LLP (contained in Exhibit 5.1)

23.2	Consent of Citrin Cooperman & Company, LLP relating to the financial statements of RG Parent LLC and Subsidiaries.

23.3	Consent of Moss Adams LLP.

23.4	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature page hereto).